Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1994 Stock Option Plan of Great American Financial Resources, Inc. of our report dated February 19, 2003, with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/Ernst & Young LLP

Cincinnati, Ohio
May 23, 2003